Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Lattice Semiconductor Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-176133, No. 333-182047, No. 333-188455, No. 333-195888, No. 333-220987, No. 333-224933, No. 333-227153 and No. 333-232337) on Form S-8 of Lattice Semiconductor Corporation of our report dated February 24, 2020 except for Note 12, as to which the date is February 26, 2021, with respect to the consolidated balance sheets of Lattice Semiconductor Corporation as of December 28, 2019 and December 29, 2018, the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two-year period ended December 28, 2019, and the related notes, which report appears in the January 2, 2021 annual report on Form 10-K of Lattice Semiconductor Corporation.

Our report refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Portland, Oregon

February 26, 2021